CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Summer Street Trust of our reports dated June 10, 2026, relating to the financial statements and financial highlights of Fidelity Focused High Income Fund, Fidelity Healthy Future Fund, Fidelity High Income Fund, and Fidelity SAI High Income Fund; of our report dated June 11, 2026, relating to the financial statements and financial highlights of Fidelity Capital & Income Fund, which appear in Fidelity Summer Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 18, 2026